QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MainSource Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MainSource Financial Group, Inc. 201 N. Broadway Greensburg, Indiana 47240
March , 2003

Dear Fellow Shareholders:

        We would like to invite you to attend the 2003 Annual Meeting of Shareholders of MainSource Financial Group, Inc. to be held on Wednesday, April 23, 2003 at 10:00 a.m., local time, at our Operations Center located at 1927 Greensburg Crossing, Greensburg, Indiana. We have enclosed a copy of our 2002 Annual Report to Shareholders for your review.

        We hope you can attend the meeting. If you are unable to join us, however, we urge you to exercise your right as a shareholder and vote. The vote of every shareholder is important. Please mark, sign, date and return the enclosed proxy card in the envelope provided. Your cooperation is appreciated.

        This Proxy Statement is first being mailed to shareholders on or about March    , 2003.

Sincerely,

Robert E. Hoptry Chairman of the Board	James L. Saner, Sr. President and Chief Executive Officer

MainSource Financial Group, Inc.
201 N. Broadway
Greensburg, Indiana 47240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 23, 2003

To our Shareholders:

        The 2003 annual meeting of shareholders of MainSource Financial Group, Inc. will be held at its Operations Center located at 1927 Greensburg Crossing, Greensburg, Indiana, on Wednesday, April 23, 2003, beginning at 10:00 a.m. local time. At the meeting, shareholders will act on the following matters:

  1.
  Election of seven directors, each for a term of one year;

  2.
  Ratification of the appointment of Crowe, Chizek and Company LLP as the Company's independent accountants for 2003;

  3.
  Approval of the MainSource Financial Group, Inc. 2003 Stock Option Plan;

  4.
  Approval of proposed restated articles of incorporation; and

  5.
  Any other matters that properly come before the meeting.

        Shareholders of record at the close of business on March 7, 2003 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

By Order of the Board of Directors,

DONALD A. BENZIGER Secretary
March , 2003 Greensburg, Indiana

MAINSOURCE FINANCIAL GROUP, INC.
201 N. Broadway
Greensburg, Indiana 47240

PROXY STATEMENT

This proxy statement contains information related to the Annual Meeting of Shareholders of MainSource Financial Group, Inc. (the "Company" or "we") to be held on Wednesday, April 23, 2003, beginning at 10:00 a.m., local time, at the Company's Operations Center, 1927 Greensburg Crossing, Greensburg, Indiana, and at any postponements or adjournments thereof.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting appearing opposite this page, including the election of directors, ratification of the Company's independent accountants, approval of the MainSource Financial Group, Inc. 2003 Stock Option Plan, and approval of restated articles of incorporation for the Company, which contain amendments to our existing articles of incorporation. In addition, the Company's management will report on the performance of the Company during 2002 and respond to questions from shareholders.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on the record date, March 7, 2003, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting, or any postponements or adjournments of the meeting.

Who can attend the meeting?

        All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date,            common shares of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

        If you are a registered shareholder (that is, if you hold your shares in certificate form), you may vote in person or by written proxy.

        If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my retirement plan and 401(k) shares?

        If you participate in the Company's 401(k) and Employee Stock Ownership Plan, you may vote shares credited to your account as of the record date. You may vote by instructing Community Bank, N. A., the trustee of the plan, pursuant to the instruction card being provided with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by April 21, 2003. If you do not send instructions, the share equivalents credited to your account in the Plan will be voted by the trustee in the same proportion that it votes share equivalents in that Plan for which it did receive timely instructions. You may also revoke previously given voting instructions by April 21, 2003 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

What are the Board's recommendations?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

  •
  for election of the nominated slate of directors (see page 5);

  •
  for ratification of the appointment of Crowe, Chizek and Company LLP as the Company's independent accountants for 2003 (see page 12);

  •
  for approval of the 2003 Stock Option Plan (page 13); and

  •
  for approval of restated articles of incorporation for the Company, which contain amendments to our existing articles of incorporation (page 16).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

        Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        Ratification of Independent Accountants.    For the ratification of the appointment of Crowe, Chizek and Company LLP as the Company's independent accountants for 2003, the number of votes cast in favor of ratification must exceed the number of votes cast against ratification. A properly executed proxy marked "ABSTAIN" with respect to that matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will not have the effect of a negative vote.

        Approval of 2003 Stock Option Plan.    For the approval of the 2003 Stock Option Plan, the number of votes cast in favor of approval must exceed the number of votes cast against approval. A properly executed proxy marked "ABSTAIN" with respect to that matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will not have the effect of a negative vote.

        Approval of Restated Articles of Incorporation.    For the approval of the restated articles of incorporation, the number of votes cast in favor of approval must exceed the number of votes cast against approval. A properly executed proxy marked "ABSTAIN" with respect to that matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will not have the effect of a negative vote.

        If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such "broker non-votes" will be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of the Company's shares?

        Except as set forth below, we know of no one single person or group that is the beneficial owner of more than 5% of the Company's common shares.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Robert S. Dunevant 25993 Far Hills Lane West Harrison, IN 47060	521,081	(1)	7.6%

(1)
Includes 173,643 shares held in a family partnership over which Mr. Dunevant shares voting and investment power and 150,822 shares held by his wife. Mr. Dunevant disclaims beneficial ownership over the shares held by his wife.

How many shares do the Company's directors and executive officers own?

        The following table shows the number of our common shares beneficially owned (unless otherwise indicated) by the Company's nominees for election as directors, Messrs. Anderson and Zoeller (directors not standing for election), the executive officers named in the Summary Compensation Table appearing later, and the directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of January 31, 2003.

Name (Age)	Aggregate Number of Shares Beneficially Owned (1)(2)	Percent of Shares Outstanding (3)
Eric E. Anderson (43)	26,801	*
William G. Barron (53)	283,825	4.1%
Donald A. Benziger (49)	3,240	*
Dale J. Deffner (70)	141,274	2.0%
Don S. Dunevant, M.D. (47)	109,076	1.6%
Philip A. Frantz (58)	22,819	*
Rick S. Hartman (47)	52,017	*
Robert E. Hoptry (64)	107,767	1.5%
John C. Parker (50)	5,903	*
James L. Saner, Sr. (51)	54,219	*
Edward J. Zoeller (58)	7,749	*
All current directors and executive officers as a group (11 persons)	814,690	12.0%

*
Represents less than 1% of the Company's outstanding common shares.

(1)
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company's directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

•
Mr. Anderson—42 shares held by his wife.

•
Mr. Barron—17,337 shares held by his wife.

•
Mr. Benziger—1,266 shares held by his wife.

•
Mr. Deffner—74,167 shares held by his wife.

•
Dr. Dunevant—3,043 shares held by his wife.

•
Mr. Frantz—991 shares held by his wife.

•
Mr. Hartman—7,211 shares held by his wife and 5,454 shares held by Mrs. Hartman as custodian for their children.

•
Mr. Hoptry—1,421 shares held by his wife.

•
Mr. Saner—1,540 shares held by his wife.

•
Mr. Zoeller—1,292 shares held by his wife.

  All current directors and executive officers as a group disclaim beneficial ownership of a total of 113,764 shares.

(2)
For executive officers, the numbers include interest in shares held in the Company's 401(k) and Employee Stock Ownership Plan, with respect to which participants have voting power; Mr. Benziger—1,078 shares; Mr. Parker—2,113 shares; Mr. Saner—2,168 shares, and all current executive officers as a group—5,359 shares.

(3)
Based on the number of shares outstanding at January 31, 2003.

ITEM 1—ELECTION OF DIRECTORS

        A Board of Directors consisting of seven members is to be elected at the Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be re-elected for a new term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve a one-year term. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Who are the nominees standing for election to the Board?

        The nominees standing for election are:

William G. Barron	Director since 1989
Mr. Barron is Chairman and President of Wm. G. Barron Enterprises, Inc., a commercial real estate broker, manager and developer.
Dale J. Deffner	Director since 1998
Mr. Deffner is retired. Prior to October 1999, Mr. Deffner was a partner in Deffner and Tebbe Accounting Service, a public accounting firm.
Don S. Dunevant, M.D.	Director since 2000
Dr. Dunevant is a family physician.
Philip A. Frantz	Director since 1987
Mr. Frantz is a partner in Coldren & Frantz, a law firm.
Rick S. Hartman	Director since 2000
Mr. Hartman is President of The HRH Group, Ltd, a motel ownership and real estate management company.
Robert E. Hoptry	Director since 1983
Mr. Hoptry is Chairman of the Board and the retired President and Chief Executive Officer of the Company.
James L. Saner, Sr.	Director since 1998
Mr. Saner is the President and Chief Executive Officer of the Company.

How are directors compensated?

        Each non-employee director receives an annual retainer of $10,500 and a fee of $600 per Board meeting attended, and $200 per Board committee meeting attended when held on a day that the Board is meeting. Each non-employee director receives $400 per Board committee meeting attended ($600 in the case of the Corporate Loan Committee) when held on a day that the Board is not meeting. If the 2003 Stock Option Plan is approved, non-employee directors (as well as any director who is an employee) may participate in that plan.

How often did the Board meet during fiscal 2002?

        The Board of Directors met 13 times during 2002. Each director attended more than 75% of the total of meetings of the Board and Committees on which he served.

What committees has the Board established?

        The Board of Directors has standing Executive, Compensation, Audit and Corporate Loan Committees.

BOARD COMMITTEE MEMBERSHIP

Name	Executive Committee	Compensation Committee	Audit Committee	Corporate Loan Committee
Eric E. Anderson		M
William G. Barron	M	C		M
Dale J. Deffner	M	M		M
Don S. Dunevant
Philip A. Frantz			C
Rick S. Hartman	M		M	M
Robert E. Hoptry	C			C
James L. Saner, Sr.	M			M
Edward J. Zoeller			M

M: Member.
C: Chairman.

        Each of the Committees under Indiana law possesses all the powers of the Board except the power to issue shares, approve mergers or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by Indiana law to the Board. The primary functions of the Committees are as follows:

        Executive Committee.    The Executive Committee exists for the purpose of reviewing and implementing business policies and making business decisions that need to be made under circumstances where convening the full Board is not possible or practical. In 2002, the Executive Committee held two meetings, each meeting occurring on a day when the Board also met.

        Compensation Committee.    The Compensation Committee is charged with reviewing the Company's general compensation strategy; establishing salaries and reviewing benefit programs for the chief executive officer and those persons who report directly to him; reviewing, approving, recommending and administering the Company's incentive compensation plans and certain other compensation plans; and approving certain employment contracts. In 2002, the Compensation Committee held three meetings, each meeting occurring on a day when the Board also met.

        Audit Committee.    The Audit Committee is charged with appointing the independent accountants; approving their compensation; reviewing the arrangements for and scope of the audit by the independent accountants; reviewing the independence of the independent accountants; considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions; reviewing and monitoring the Company's policies relating to ethics and conflicts of interests; discussing with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and reviewing the activities and recommendations of the Company's management audit department. The Audit Committee also is charged with establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In 2002, the Audit Committee met six times, five times on a day when the Board also met.

        Corporate Loan Committee.    The Corporate Loan Committee exists for the purpose of providing loan approval and credit oversight of any loan exceeding $3 million and any loans to any borrower or affiliated borrower group whose total indebtedness to the Company exceeds $3 million. In 2002, the Corporate Loan Committee met 13 times, seven times on a day when the Board also met.

Section 16 Beneficial Ownership Reporting Compliance

        Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during 2002 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

        Our bank subsidiaries make loans in the ordinary course of business to our directors and executive officers, and to family members and other entities with which a director, executive officer or a family member may be affiliated. These loans are subject to various federal and state banking laws and are made on substantially the same terms, including interest rates and collateral, as those provided for comparable transactions with other persons. We believe these loans do not involve more than a normal risk of collectability or present other unfavorable features. Our bank subsidiaries also provide directors and executive officers and their family members and other entities with other banking, trust, insurance and other financial services in the ordinary course of business.

EXECUTIVE OFFICERS

        The following table sets forth the names and ages of all executive officers of the Company and their positions. Except as set forth below, each executive officer has held the specified position for the last five years.

Name	Age	Position
James L. Saner, Sr.	51	President, Chief Executive Officer (1)
Donald A. Benziger	49	Senior Vice President, Chief Financial Officer (2)
John C. Parker	50	Senior Vice President, Head of Operations (3)

(1)
Mr. Saner has served as President and Chief Executive Officer of the Company since May 18, 1999. During 1998, Mr. Saner served as President and Chief Operating Officer of the Company and prior to that he served as Chairman, President and Chief Executive Officer of P.T.C. Bancorp.

(2)
Mr. Benziger has served as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company since April 29, 1999. Prior to that Mr. Benziger served as Senior Vice President and Chief Financial Officer at Century National Bank.

(3)
Mr. Parker has served as Senior Vice President, Head of Operations since December 4, 2000, and prior to that he served as Senior Vice President, Head of Operations at People's Trust Company.

EXECUTIVE COMPENSATION

        The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Report of the Compensation Committee

        The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2002.

  What is the Company's philosophy for executive officer compensation?

        The Company's compensation program for executives consists of two key elements:

  •
  a base salary, and

  •
  a performance-based annual bonus.

        The Compensation Committee believes that this two-part approach serves the interests of the Company and its shareholders. It is intended to enable the Company to meet the requirements of the highly competitive environment in which the Company operates. Under this approach, compensation for these officers involves a part of their pay that is "at risk"—namely, the annual bonus. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officers to Company performance.

        Base Salary.    Base salaries for the Company's executive officers other than its chief executive officer, as well as changes in such salaries, are based upon recommendations by the chief executive officer, James L. Saner, Sr., taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution and experience of the officer, and the length of the officer's service with the Company and its predecessors. The Compensation Committee then approves or disapproves such recommendations.

        Annual Bonus.    Bonuses for 2002 were granted to executive officers under the Company's annual bonus performance plan as indicated in the following Executive Compensation Summary Table. Under the plan, the Compensation Committee, with input from Mr. Saner, establishes specific annual "performance targets" for each covered executive officer for a performance period of one year.

  How is the Company's Chief Executive Officer compensated?

        As chief executive officer, Mr. Saner's salary is determined by the Compensation Committee without any recommendation from Mr. Saner. Factors considered are competitive industry salaries, a subjective assessment of the nature of the position, and the contribution and experience of Mr. Saner. Bonuses for 2002, 2001 and 2000 were granted to Mr. Saner under the Company's annual bonus performance plan as indicated in the following Executive Compensation Summary Table.

Members of the Compensation Committee /s/ William G. Barron (Chairman) /s/ Eric E. Anderson /s/ Dale J. Deffner

Change in Control Severance Agreements

        We have change in control severance agreements (the "Agreements") in place with our chief executive officer, each of the other named executive officers and certain other officers of the Company or our subsidiaries. References to executives in this description of Change in Control Severance Agreements are only to Mr. Saner, Mr. Benziger, and Mr. Parker. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive under circumstances covered by the Agreement. Payments under the Agreements are in full settlement of all other severance payments that may otherwise be payable to the executive under any other severance plan or agreement of the Company. The following discussion summarizes the key provisions of the Agreements covering the Chief Executive Officer and each other named executive officer.

        If the employment of any of the named executive officers is terminated during the two-year period following a Change in Control of the Company, either by the Company other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by executive for any reason during the 30-day period commencing six months after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive's unpaid salary and bonus amounts that have become payable, plus a pro-rata portion of such executive's annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to two times (2.99 times in the case of Mr. Saner) the sum of (i) the executive's highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive's annual incentive bonus earned for the last completed fiscal year of the Company; and (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of two years following the executive's date of termination of employment. If the executive's date of termination is within two years of the earliest date on which such termination could be considered a Retirement (as defined in the Agreements), the benefits described in (b) and (c) in the preceding sentence will be reduced accordingly. In the event that payments related to a Change in Control of the Company to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Company will generally provide the executive with an additional amount sufficient to enable executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

Executive Compensation Summary Table

        The following table sets forth information concerning total compensation earned or paid to our executive officers who served in such capacities as of December 31, 2002, each of which had total annual salary and bonus exceeding $100,000 in 2002 (the "named executive officers"), for services rendered to us during each of the last three years or such shorter period during which they have been employed by us.

EXECUTIVE COMPENSATION SUMMARY TABLE

Annual Compensation (1)
Name and Principal Positions	Fiscal Year	Salary	Bonus	All Other Compensation (2)
James L. Saner, Sr. President and Chief Executive Officer	2002 2001 2000	$239,581 222,000 207,115	$84,205 49,868 46,747	$34,380 34,458 24,623
Donald A. Benziger Senior Vice President and Chief Financial Officer	2002 2001 2000	$137,870 124,789 118,096	$41,343 21,737 19,997	$22,625 13,817 4,264
John C. Parker Senior Vice President, Head of Operations	2002 2001 2000	$93,882 80,423 64,622	$28,825 11,453 9,673	$16,227 17,740 16,317

(1)
Amounts shown include compensation earned by the named executive officers during 2002, including bonuses generally paid in the year following the year in which they are earned.

(2)
This column includes the dollar value of perquisites and other personal benefits for each named executive officer that is required to be reported under the rules of the Securities and Exchange Commission ("SEC"). The amounts shown in this column include contributions to the Company's 401(k) and Employee Stock Ownership Plan, which for 2002 were as follows: Mr. Saner—$26,834; Mr. Benziger—$16,659; and Mr. Parker—$13,063.

Report of Audit Committee

        The Audit Committee of MainSource Financial Group, Inc. is composed of three independent directors and operates under a written charter.

        Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Corporation's consolidated financial statements as of and for the year ended December 31, 2002 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board No. I (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. The Audit Committee also considered whether the independent accountants' provision of non-audit services to the Company is compatible with maintaining that firm's independence.

        Based upon the discussions and reviews referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

Members of the Audit Committee /s/ Philip A. Frantz (Chairman) /s/ Rick S. Hartman /s/ Edward J. Zoeller

Disclosure of Independent Accountants' Fees

Audit Fees	$101,750
Financial Information Systems Design and Implementation	0
All Other Fees	$128,549

Audit Fees

        Crowe, Chizek and Company LLP has audited our financial statements for the year 2002 that are included in the Company's annual report on Form 10-K, which we have filed with the SEC, and in the annual report to shareholders accompanying this Proxy Statement. We have paid (or expect to pay) fees to Crowe, Chizek and Company LLP (including cost reimbursements) of $101,750 for its services in connection with the year 2002 audit and in connection with its review of the Company's unaudited financial statements that were included in its quarterly reports on Form 10-Q, also filed with the SEC during 2002.

All Other Fees

        We have paid (or expect to pay) fees to Crowe, Chizek and Company LLP (including cost reimbursements) of $128,549 for all other services rendered during the year 2002. These services included tax return preparation, tax consulting, employee benefit plan audits, Federal Home Loan Bank collateral verification procedures, permitted internal audit outsourcing, and other non-audit services.

Performance Graph

        The following performance graph compares the performance of our common shares to the NASDAQ Market Index (U.S.) and the NASDAQ Financial Stocks Index for the 60 months ended December 31, 2002. The graph assumes an investment of $100 in each of the Company's common shares, the NASDAQ Market Index (U.S.) and the NASDAQ Financial Stocks Index on December 31, 1997, and also assumes reinvestment of all dividends.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
MainSource Financial Group	100.00	97.25	82.44	68.09	85.04	122.19
NASDAQ Market Index (U.S.)	100.00	139.63	259.13	157.32	124.20	85.05
NASDAQ Financial Stocks Index	100.00	103.90	135.02	97.34	95.30	77.41

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        Our Audit Committee has appointed Crowe, Chizek and Company LLP as the Company's independent accountants for the 2003 year. Crowe, Chizek and Company LLP has served as our independent accountants since March 31, 1999. Services provided to the Company and its subsidiaries by Crowe, Chizek and Company LLP in 2002 included the examination of our consolidated financial statements and consultations on various tax matters. Representatives of Crowe, Chizek and Company LLP have not been requested by us to be present at the annual meeting and are not expected to be present to respond to questions or to make any statements.

        The Board of Directors recommends that shareholders vote "FOR" ratification of the appointment of Crowe, Chizek and Company LLP as the Company's independent accountants for 2003.

        In the event shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

ITEM 3—2003 STOCK OPTION PLAN

Description of the 2003 Stock Option Plan

        Our Board of Directors adopted the 2003 Stock Option Plan on January 21, 2003, subject to the approval of our shareholders at the Annual Meeting. We adopted this plan to promote share ownership by key employees, directors, and outside service providers of the Company and our subsidiaries, thereby reinforcing a mutuality of interest with other shareholders. We also believe the 2003 Stock Option Plan helps attract, retain and motivate key employees, directors, and outside service providers by permitting them to share in any growth in our value. We have reserved 350,0000 common shares for issuance under the 2003 Stock Option Plan. As of February 28, we had granted options for 34,500 shares subject to the plan's approval by shareholders. In general, if options under the 2003 Stock Option Plan are forfeited, then those options will again become available for awards under the 2003 Stock Option Plan.

        The Compensation Committee of our Board of Directors administers the 2003 Stock Option Plan. The Committee has the complete discretion to make all decisions relating to the interpretation and operation of the 2003 Stock Option Plan. The Committee has the discretion to determine who will receive an option, how many shares will be covered by the option, what the vesting requirements will be, if any, and what the other features and conditions of each option will be. The Compensation Committee may also reprice outstanding options and modify outstanding awards in other ways.

        The following groups of individuals are eligible to participate in the 2003 Stock Option Plan:

  •
  employees;

  •
  non-employee members of our Board of Directors or the board of directors of any of our subsidiaries; and

  •
  outside service providers.

        The 2003 Stock Option Plan provides that the options may be incentive stock options or nonstatutory stock options. A participant who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for this favorable tax treatment. The exercise price for all options granted under the 2003 Stock Option Plan may not be less than 100% of the fair market value of our common shares on the option grant date. Participants may pay the exercise price by using:

  •
  cash;

  •
  common shares that the participant already owns;

  •
  an immediate sale of the option shares through a broker; or

  •
  a loan through a broker secured by the shares.

        Options will vest at the time or times determined by the Compensation Committee. In most cases, we anticipate options granted to employees will vest over at least a four-year period following the date of grant. Options generally will expire 10 years after they are granted, except that they generally expire earlier if the participant's service terminates earlier.

        The 2003 Stock Option Plan provides that no participant may receive options covering more than 35,000 shares in the same year, except that a newly hired employee may receive an option for a greater number of shares in the first year of employment.

        An option under the 2003 Stock Option Plan will become fully vested if we are subject to a change of control. A change of control includes the following:

  •
  a merger after which our shareholders own 50% or less of the surviving corporation in the merger;

  •
  a sale of all or substantially all of our assets;

  •
  a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

  •
  an acquisition of 25% or more of our outstanding shares by any person or group, other than a person related to us, such as our retirement plan.

        Each non-employee director on January 21, 2003 received, subject to shareholder approval of the plan, an initial option for 1,000 shares that is exercisable at $22.76 per share. The non-employee directors' options granted January 21, 2003 vest immediately and have a 10-year term, except that they expire 90 days after the director leaves the Board, if earlier.

        Our Board may amend or terminate the 2003 Stock Option Plan at any time. If the Board amends the plan, it does not need to ask for shareholder approval of the amendment unless applicable law requires it. The 2003 Stock Option Plan will continue in effect indefinitely, unless the Board decides to terminate the plan earlier.

        The following table provides information as to options granted under the 2003 Stock Option Plan, subject to shareholder approval.

Name and Position or Group	Dollar Value($)(1)	Number of Shares
James L. Saner, Sr., President and Chief Executive Officer	$2,800	10,000
Donald A. Benziger, Senior Vice-President and Chief Financial Officer	$840	3,000
John C. Parker, Senior Vice-President-Head of Operations	$560	2,000
Executive Officer Group (3 persons)	$4,200	15,000
Non-Executive Officer Employee Group (6 persons)	$3,220	11,500
Non-Employee Director Group (8 persons)	$2,240	8,000

(1)
Based on the difference between the exercise price of the options of $22.76 (equal to the fair market value of a share on the date of grant) and the fair market value of a share of the Company on February 26, 2003 ($23.04).

Summary of Federal Income Tax Consequences

        The following discussion is a general summary of the material federal income tax consequences to participants in our 2003 Stock Option Plan. The discussion is based on the Internal Revenue Code of 1986, as amended, regulations thereunder, and rulings and decisions now in effect, all of which are subject to change. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances. In addition, state and local income taxes are not discussed and may vary from locality to locality.

Non-Qualified Stock Options

        Participants who hold non-qualified stock options do not recognize income as a result of the grant of such options. Participants normally recognize compensation taxable at ordinary income rates upon the exercise of such options to the extent that the fair market value of the common shares on the date of exercise of such options exceeds the option exercise price paid. Subject to Section 162(m) of the Internal

Revenue Code, discussed below, we will be entitled to a tax deduction in an amount equal to the amount that the participant is required to include in ordinary income at the time of such inclusion and will be required to withhold taxes on such ordinary income if the participant is an employee. Upon the exercise of a non-qualified option, the participant's initial tax basis for common shares acquired will be the option exercise price paid plus the amount of ordinary income recognized by the participant. For nonqualified options exercised through the surrender of already owned shares, the Internal Revenue Service has previously ruled (i) that, to the extent an equivalent value of shares is acquired, the participant will recognize no gain and the participant's basis in the shares acquired upon exercise will be equal to the participant's basis in the surrendered shares, (ii) that any additional shares acquired upon exercise will be compensation to the participant, taxable under the rules described above, and (iii) that the participant's basis in each additional share will be equal to its fair market value.

Incentive Stock Options

        Participants who hold incentive stock options generally will not be considered to have received taxable income upon either the grant of an incentive stock option or its exercise. Upon the sale or other taxable disposition of our shares, long-term capital gain will normally be recognized in the full amount of the difference between the amount realized and the option exercise price if no disposition of shares has taken place before the earlier of (i) two years from the date of grant of the incentive stock option or (ii) one year from the date of transfer of such shares to the participant upon exercise. If shares acquired upon the exercise of an incentive stock option are sold or otherwise disposed of before the end of the one-year or two-year periods referenced above, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. If the participant disposes of the shares acquired upon the exercise of an incentive stock option before the expiration of the one-year or two-year periods referenced above and the amount realized is less than the fair market value of the shares at the date of exercise, the participant's ordinary income is limited to the excess, if any, of the amount realized less the option exercise price paid. Subject to Section 162(m) of the Internal Revenue Code, discussed below, we will be entitled to a tax deduction in regard to an incentive stock option only to the extent the participant has ordinary income upon the sale or other disposition of our shares. The difference between the fair market value of our shares on the exercise date and the exercise price of an incentive stock option is deemed to be an "adjustment item" under the alternative minimum tax rules of the Internal Revenue Code.

        For incentive stock options exercised through the surrender of already owned shares, the Internal Revenue Service has previously ruled (i) that, subject to the discussion above, generally the participant will recognize no income upon such stock-for-stock exercise, (ii) that, to the extent an equivalent number of shares is acquired, the participant's basis in the shares acquired will be equal to the participant's basis in the surrendered shares increased by any compensation income recognized by the participant, (iii) that the participant's basis in any additional shares acquired upon such exercise is zero and (iv) that any sale or other disposition of such acquired shares within the one-year or two-year periods referenced above will be viewed as a disposition of the shares with the lowest basis first.

Section 162(m) of the Internal Revenue Code

        Under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly traded companies may be limited to the extent total compensation, including base salary, annual bonus, stock option exercises and non-qualified benefits, of certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee that is adequately disclosed to, and approved by, shareholders. In particular, stock options will satisfy the performance-based exception if the grants are made by a qualifying committee, the plan sets forth the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Grants of stock options under the 2003 Stock Option Plan are intended to conform to the performance-based exception under Section 162(m).

        The Board of Directors recommends that shareholders vote "FOR" approval of the 2003 Stock Option Plan.

ITEM 4—RESTATED ARTICLES OF INCORPORATION

        The Board of Directors has proposed to restate the Company's articles of incorporation. The restated articles contain amendments to our present articles of incorporation. The restated articles contain an amendment that increases the number of authorized common shares from 10 million to 25 million. The restated articles eliminate provisions presently in our articles of incorporation that are generally historical in nature or not required under the Indiana Business Corporation Law, for the purpose of making our articles of incorporation more concise. The restated articles do not contain provisions presently in our articles about the Company's incorporators and our initial registered office and agent. The restated articles also do not state the duration of our corporate existence to be perpetual because the Indiana Business Corporation Law states that to be the case unless a company's articles provide otherwise (the restated articles do not provide otherwise). The restated articles eliminate articles stating the purposes and powers of the Company because the Indiana Business Corporation Law provides by statute that Indiana corporations may engage in all lawful business activities and with great specificity enumerates sufficient corporate powers that Indiana corporations have by law without the need to list them in the articles of incorporation. (Even though under Indiana corporate law we may engage in any lawful activity, our status as a bank holding company limits our activities and powers to those permitted by federal banking laws that apply to us.) The restated articles of incorporation also make amendments to the text of various provisions in our present articles of incorporation that are immaterial in nature on matters of substance but that reword various provisions to better track current corporate drafting practices and the provisions of the Indiana Business Corporation Law enacted after the Company's incorporation.

Increase in Authorized Shares—Certain Considerations

        We desire to have additional authorized common shares available for issuance in the future. These additional shares will be available for issuance in possible future acquisitions, equity financings, share distributions or stock splits, employee benefit plans, and for other corporate purposes. The issuance of these additional shares will not require authorization by shareholders. These additional shares may be issued on terms the Company's Board lawfully determines. The issuance of additional shares (other than on a pro rata basis to all shareholders) will dilute the voting power of our shareholders as it existed immediately before the issuance of additional shares.

        The power to issue additional common shares could enable the Board of Directors to make more difficult the replacement of incumbent directors or the accomplishment of certain mergers or acquisitions of the Company opposed by the Board. The power to issue additional common shares could enhance the Board's ability to maintain incumbent management or to discourage or defeat proposals that the Board views as not in the shareholders' best interests, even though a significant percentage of our shareholders believe otherwise.

        The Board of Directors recommends that shareholders vote "FOR" approval of the restated articles of incorporation.

OTHER MATTERS

        As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the

Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Advance Notice Procedures For Annual Meeting Business

        Under our bylaws, no business may be brought before an annual meeting unless in one of the following ways: (i) it is specified in the notice of the meeting (which includes shareholder proposals that the Company is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934); (ii) such business is otherwise brought before the meeting by or at the direction of the Board of Directors; or (iii) such business is brought before the meeting by a shareholder who has delivered notice to the Company (containing certain information specified in our bylaws) not less than 60 nor more than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

Shareholder Proposals for the 2004 Annual Meeting

        Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Company's annual meeting of shareholders in 2004 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, the Company's Secretary must receive shareholder proposals no later than November     , 2003.

Proxy Solicitation Costs

        The proxies being solicited through this Proxy Statement are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by us. Officers and regular employees of the Company may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of shares.

By Order of the Board of Directors,
Donald A. Benziger Secretary
March , 2003

MainSource Financial Group, Inc.
Greensburg Indiana 47240
Proxy for 2003 Annual Meeting of Shareholders
(Please Complete, Sign, Date and Return Promptly)

The undersigned shareholder of MAINSOURCE FINANCIAL GROUP, INC. ("Company"), Greensburg, Indiana, does hereby nominate, constitute and appoint DALE J. DEFFNER, PHILIP A. FRANTZ and JAMES L. SANER, SR., or any of them (with full power to act alone), my true and lawful attorney(s) and proxy(ies) with full power of substitution, for me and in my name, place and stead, to vote all of the Common Shares of the Company standing in my name on its books at the close of business on March 7, 2003 at the Annual Meeting of Shareholders to be held at the Company's Operations Center, 1927 Greensburg Crossing, Greensburg, Indiana on April 23, 2003 at 10:00 a.m. (Eastern Standard Time), and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

    1. Election of Directors. To elect as directors the following seven (7) nominees: William G. Barron, Dale J. Deffner, Don S. Dunevant, M.D., Philip A. Frantz, Rick S. Hartman, Robert E. Hoptry and James L. Saner Sr.

☐ FOR all nominees (except as otherwise indicated below)	☐ WITHHOLD AUTHORITY to vote for all nominees
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line below)

    2. Ratification of Appointment of Independent Accountants. To ratify the appointment of Crowe, Chizek and Company LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

    3. Approval of 2003 Stock Option Plan. To approve the MainSource Financial Group, Inc. 2003 Stock Option Plan; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

    4. Approval of Restated Articles of Incorporation: To approve a restatement of the Company's articles of incorporation; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

    5. Other Business. To transact such other matters as may properly be brought before the Annual Meeting or any adjournment thereof. (The Board of Directors does not know of any such other matters.)

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED IN ITEM 1 AND A VOTE "FOR" ITEMS 2, 3, AND 4.

    Information regarding the matters to be acted upon at the meeting is contained in the Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this proxy.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THEN THE ABOVE-NAMED PROXIES, OR ANY ONE OF THEM, WILL VOTE THE SHARES REPRESENTED "FOR" ALL OF THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4, AND IN ACCORDANCE WITH THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

    IN WITNESS WHEREOF, I have hereunto set my hand this        day of                  , 2003.

(Signature of Shareholder(s))

    Please sign above exactly as your name(s) appears opposite the signature lines. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

        An addressed postage prepaid envelope is enclosed for your convenience in promptly returning your proxy to the Company.

The prompt return of your proxy will help the Company avoid additional costs in soliciting proxies.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP
ITEM 1—ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ITEM 3—2003 STOCK OPTION PLAN
ITEM 4—RESTATED ARTICLES OF INCORPORATION
OTHER MATTERS
ADDITIONAL INFORMATION